Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 1,000,000,000.00		$ 153,100.00
	Total Transaction Valuation:	$ 1,000,000,000.00
	Total Fees Due for Filing:			$ 153,100.00
	Total Fees Previously Paid:			$ 153,100.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	Note 1.a. Estimated solely for purposes of determining the filing fee. The purchase price of the 1.50% Convertible Senior Notes due 2027 (the "Notes"), as described herein, is US$1,000 per US$1,000 principal amount outstanding. As of July 29, 2025, there was US$1,000,000,000.00 aggregate principal amount of Notes outstanding, resulting in an aggregate maximum purchase price of US$1,000,000,000.00 (excluding accrued but unpaid interest, if any). Note 1.b. The filing fee of $153,100.00 was previously paid in connection with the filing of the Tender Offer Statement on Schedule TO on July 30, 2025 by ZTO Express (Cayman) Inc. (File No. 005-89835). The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals $153.10 for each US$1,000,000 of the value of the transaction.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A